  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

Multimanager Core Bond 04/04/07 Deutsche Bank "$2,350,000" "$1,500,000,000" $99.356 0.786% Time Warner Cable Williams Capital Group

Multimanager Core Bond 05/22/07 Lehman Brothers "$500,000,000" "$2,750,000,000" $100.000 0.25% Lehman Brothers Holdings Inc. Williams Capital Group

Multimanager Core Bond 06/12/07 Goldman Sachs "$60,000,000" "$500,000,000" $100.000 1.00% Mellon Capital  Merrill Lynch

Multimanager Core Bond 06/18/07 Goldman Sachs "$105,000,000" "$1,000,000,000" $99.729 1.00% Progressive Corporation Merrill Lynch